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                                                                      EXHIBIT 16

                   SCHNEIDER EHRLICH & WENGROVER LLP
                     CERTIFIED PUBLIC ACCOUNTANTS
                          1000 WOODBURY RD.
                       WOODBURY, NEW YORK 11797
               TEL: (516) 496-0400 - FAX (516) 496-0414


U.S. Securities and Exchange Commission
Washington, D.C. 20549


Gentlemen:

We were previously accountants for TTR, Inc ("TTR"). On March 16, 1998, (except for Note 17, as to which the date is April 6, 1998) we reported on the financial statements of TTR as of and for the two years ended December 31, 1997. On
July 3, 1998 we resigned as accountants of TTR. We have read TTR's statements included under Item 4 of its 8-K dated July 3, 1998, and agree with such statements.

                                             Very Truly Yours,

                                             Schneider Ehrlich & Wengrover LLP